EXHIBIT 7
                       Petroleum Heat and Power Co., Inc.
                         2187 Atlantic Street - 5th Fl.
                               Stamford, CT  06902


                                                                October 17, 1995


The Holders of Options to Purchase
Shares of Petroleum Heat and Power Co.,
Inc. Who Have Signed Below

Gentlemen:

              Please refer to certain options (individually an "Option" and collectively the "Options") to purchase shares of Class A Common Stock of Petroleum Heat and Power Co., Inc. ("Petro") dated December 7, 1994, as follows:

              Holder                                   No. of Shares
              ______                                   _____________

First Reserve Secured Energy Assets                      163,488
AmGo III                                                 158,293
AmGo II                                                  181,369
American Gas & Oil Investors                             229,323

              As used herein "Option Shares" refers to the number of shares of Class A Common Stock, $.10 per share, of Petro which are at the relevant time issuable upon exercise of the Options and "Investor" refers to each of the undersigned and any transferee.

              This will confirm our agreement as follows:

              1. The definition of "Purchase Price" in Section 1 of the Options is amended by deleting the first sentence and inserting the following sentence in lieu thereof:

              "The term "Purchase Price" means $8.77 per Share as adjusted pursuant to Article Four hereof.

              2. Petro is hereby granted the option ("Petro Option") to purchase all or any part of each Option at a purchase price ("Petro Option Purchase Price") equal to $2.23 ($11-$8.77) time the number of Option Shares on the date Petro Option is exercised. The Petro Option Purchase Price shall be adjusted at the same time and in the same manner as the Purchase Price is adjusted pursuant to Section 4.3 of the Option. The Petro Option shall expire with the earlier of expiration or exercise of the Options.

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              3.  Each Investor agrees to give Petro at least ten days prior written notice of such Investor's intention to exercise all or a portion of the Options owned by such Investor, during which period Petro shall continue to have the right to excise the Petro Option in accordance with the terms hereof.

              4. Petro may exercise the Petro Option in whole or in part from time to time by delivering written notice ("Petro Notice") of its election to exercise the Petro Option to each Investor at its address set forth below. As to the purchase of Options (i) if Petro Purchases less than all of each Option, then it must exercise the Petro Option on a pro rata basis so that Petro purchases from each Investor that portion of its Option which its Option Shares bears to all Option Shares (ii) the Petro Notice shall specify the total Petro Purchased Price to be paid to each Investor (iii) ten days thereafter, Petro shall deliver to the Investor cash or a certified or bank check payable to the order of the Option Holder in an amount equal to his portion of the Petro Purchase Price against delivery of the option and (iv) if Petro has purchased less than all of the Option, Petro shall issue a replacement Option for the balance of the Option Shares in the same form as the Option which was surrendered for cancellation.

              5. The rights and obligations of Petro hereunder may not be sold, transferred or otherwise assigned without the prior written consent of the investors, except to a successor by merger or to a wholly owned subsidiary that remains such.

              In consideration of the foregoing, pursuant to paragraph 2.5 of a certain shareholder put/call agreement dated December 21, 1993 the Investors consent to the transaction pursuant to which Star Gas Corporation may be converted into a master limited partnership as described on Exhibit A to this agreement.

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              Kindly acknowledge your agreement with the foregoing by singing in the space provided below.

                                                Sincerely yours,

                                                PETROLEUM HEAT AND
                                                  POWER CO., INC.


                                                By /s/ George Liebowitz
                                                   George Leibowitz
                                                   Senior Vice President

ACCEPTED AND AGREED:

AMERICAN GAS & OIL INVESTORS                    AmGO III

By: First Reserve Corporation,                  By: First Reserve Corporation,
    as managing general partner                     as managing general partner

By:  /s/ John A. Hill                           By:  /s/ John A. Hill
    Managing Director                               Managing Director


AmGO II

By: First Reserve Corporation,
    as managing general partner,

By:  /s/ John A. Hill
    Managing Director


FIRST RESERVE SECURED ENERGY
  ASSETS FUND, L.P.

By: First Reserve Corporation,
    as managing general partner

By:  /s/ John A. Hill
    Managing Director

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                                                                      EXHIBIT A

                 [Petroleum Heat and Power Co, Inc. Letterhead]

To Those Persons Named Below:

Gentlemen, please refer to paragraph 2.5 of a certain shareholder put/call agreement among us dated December 21, 1993 (the "Put/Call Agreement") which requires your consent to any offer of sale or transfer by Petro of any common stock of Star Gas Corporation ("Star Gas") or public offering of Star Gas Common Stock, in either case during the 12 month period commencing on the exercise date of the call option referred to in the Star Gas Put Call Agreement.

We have advised you that Star Gas proposes to make a transfer of substantially all of its operating assets to a limited partnership subsidiary ("operating subsidiary") of a master limited partnership, which will in turn offer an approximately 50% equity interest in the master limited partnership in a public offering for approximately $60 million. In addition, Star Gas will incur and the operating subsidiary will assume payment of approximately $85.0 million of indebtedness. Star Gas will be the general partner of the MLP and will retain approximately 50% of the equity interests.

This will confirm that by your signatures set forth below, you consent to the foregoing transaction.

                                                Sincerely yours,

                                                PETROLEUM HEAT AND
                                                  POWER CO., INC.

                                                By  /s/ George Liebowitz SVP

ACCEPTED AND AGREED:

AMERICAN GAS & OIL INVESTORS                    AmGO III

By: First Reserve Corporation,                  By: First Reserve Corporation,
    as managing general partner,                     as managing general partner

By:  /s/ John A. Hill                           By:  /s/ John A. Hill
    Managing Director                               Managing Director


AmGO II                                         THE PRUDENTIAL INSURANCE
                                                  COMPANY OF AMERICA
By: First Reserve Corporation,
     as managing general partner,               By:_____________________
                                                    Vice President
By:  /s/ John A. Hill
    Managing Director

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FIRST RESERVE SECURED ENERGY                    FRC STAR GAS, INC.
  ASSETS FUND, L.P.

By: First Reserve Corporation,                  By:
    as managing general partner

By:  /s/ John A. Hill
    Managing Director
















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